EXHIBIT N.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement (Post-Effective Amendment No. 2 to Form N-2 1933 Act File No. 333-133189, and Amendment No. 1 to 1940 Act File No. 811-22156) of Millennium India Acquisition Company Inc. and to the incorporation by reference therein of our report dated March 3, 2008 on our audit of the financial statements of Millennium India Acquisition Company Inc. as of December 31, 2007 and 2006, and for the year ended December 31, 2007 and for the period from inception (March 16, 2006) to December 31, 2006, and the financial highlights for the eleven days ended December 31, 2007.  We also consent to the reference of our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm.”

Jericho, New York April 24, 2008	J.H. Cohn LLP